Exhibit 99.h(3)

AMENDMENT

To Transfer Agency and Service Agreement
Between
Each of the Funds, Individually and not Jointly,
As Indicated on the Schedule A

And

Boston Financial Data Services, Inc.

This Amendment is made as of this 1st day of October, 2004 between Each of the Funds, Individually and not Jointly, As Indicated on the Schedule A (the “Fund(s)”) and Boston Financial Data Services, Inc (the “Transfer Agent”). In accordance with Section 3 (Fees and Expenses) and Section 15.1 (Amendment) of the Transfer Agency and Service Agreement between the Funds and the Transfer Agent dated as of February 1, 2001 (the “Agreement”) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.   Schedule A. The Schedule A dated December 31, 2002 to the Agreement is      replaced and superseded with Schedule A attached hereto and dated October 1, 2004;

2.   Schedule 3.1. The Schedule 3.1 (Fees) attached to the Agreement is replaced      and superseded with Schedule 3.1 attached hereto and dated October 1, 2004 through September 30, 2007;

3.   All defined terms and definitions in the Agreement shall be the same in this amendment (the “Amendment”) except as specifically revised by this Amendment; and

4.   Except as specifically set forth in this Amendment, all other terms and   conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE FUNDS, INDIVIDUALLY	BOSTON FINANCIAL
AND NOT JOINTLY, AS INDICATED ON	INC.
THE SCHEDULE A

By:	/s/ Michael Pignataro	By:	/s/ Suresh Patel
Michael Pignataro		Suresh Patel, Vice President
Chief Financial Officer
and Treasurer

SCHEDULE A

Dated: October 1, 2004
Credit Suisse Institutional Fund, Inc.
Capital Appreciation Portfolio
International Focus Portfolio
Investment Grade Fixed Income Portfolio
Small Cap Growth Portfolio
Large Cap Value Portfolio
Harbinger Portfolio
Select Equity Portfolio
Small Cap Value Portfolio
Credit Suisse Institutional High Yield Fund, Inc.
Credit Suisse Institutional Fixed Income Fund, Inc.
Credit Suisse Institutional Money Market Fund, Inc.
Government Portfolio
Prime Portfolio
Credit Suisse Strategic Small Cap Fund, Inc.
Credit Suisse Capital Appreciation Fund
Credit Suisse Cash Reserve Fund, Inc.
Credit Suisse Commodity Return Strategy Fund
Credit Suisse Emerging Markets Fund
Credit Suisse Fixed Income Fund
Credit Suisse Select Equity Fund, Inc.
Credit Suisse Global Fixed Income Fund, Inc.
Credit Suisse Global Health Sciences Fund, Inc.
Credit Suisse Global Post-Venture Capital Fund, Inc.
Credit Suisse Global Technology Fund, Inc.
Credit Suisse Investment Grade Bond Fund, Inc.
Credit Suisse Japan Equity Fund, Inc.
Credit Suisse International Focus Fund, Inc.
Credit Suisse International Fund
Credit Suisse Mid-Cap Growth Fund, Inc.
Credit Suisse Municipal Bond Fund, Inc.
Credit Suisse New York Municipal Fund
Credit Suisse New York Tax Exempt Fund, Inc.
Credit Suisse Short Duration Bond Fund
Credit Suisse Small Cap Growth Fund, Inc.

Credit Suisse Small Cap Value Fund, Inc.
Credit Suisse Strategic Value Fund, Inc.
Credit Suisse Target Return Fund
Credit Suisse Trust
Blue Chip Portfolio
Emerging Markets Portfolio
Global Post-Venture Capital Portfolio
International Focus Portfolio
Global Technology Portfolio
Large Cap Value Portfolio
Mid-Cap Growth Portfolio
Small Cap Growth Portfolio
Small Cap Value Portfolio
Strategic Small Cap Portfolio
Credit Suisse Capital Funds
Credit Suisse Large Cap Value Fund
Credit Suisse Tax Efficient Fund
Credit Suisse Small Cap Value Fund
Credit Suisse Opportunity Funds
Credit Suisse High Income Fund
Credit Suisse Municipal Money Fund
Credit Suisse U.S. Government Money Fund

EACH OF THE FUNDS, INDIVIDUALLY	BOSTON FINANCIAL
AND NOT JOINTLY, AS INDICATED ON	INC.
THE SCHEDULE A

By:	/s/ Michael Pignataro	By:	/s/ Suresh Patel
Michael Pignataro		Suresh Patel, Vice President
Chief Financial Officer
and Treasurer

SCHEDULE 3.1

FEES

Effective: October 1, 2004 through September 30, 2007 (“Fee Term”)

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

Annual Account Service Fees
Closed Accounts		$2.00/account

Open Accounts	0-175,999	176K-225,999	226K +

Daily	$11.25/account	$10.70/account	$10.15/account
Non-Daily	$ 8.25/account	$ 7.75/account	$ 7.25/account
Matrix Level 3	$ 8.00/account	$ 7.40/account	$ 6.80/account

Activity Based Fees
New Account Set-Up	$4.00/each
Manual Transactions	$1.50/each
Omnibus Transactions	$2.50/each
Telephone Calls	$3.00/each
Correspondence	$4.00/each
Additional Annual Fees
Investor	$1.80/Investor
12b-1 Fees	$1.00/account
TPA Relationship*	$10,000.00/each
IRA Custodial Fee**	$12.50/account

*Note: First forty (40) waived.

**Note: Maximum of $25.00.

Annual CUSIP Fees
0 - 30 CUSIPS+/-	$300,000.00

+/-Note: Each additional (over 30) CUSIP shall be charged $10,000.00 if open and $2,000.00 if closed.

Balance Earnings Credit: Balance Earnings received from the Fund’s DDA at the Bank shall be used to offset Transfer Agent CUSIP fees. However, if CUSIP fees are greater than Balance Earnings, the difference shall be charged to the Fund. If CUSIP fees are less than Balance Earnings, the difference shall be paid to the Fund.

Out-of-Pocket Expenses: Out-of-Pocket expenses included but are not limited to: confirmation statements, investor statements, audio response, long distance telephone calls, records retention, customized programming/enhancements, federal wire fees, transcripts, microfilm, microfiche, disaster recovery, software licensing, banking services, image print station, remote imaging, hardware at the Fund’s facility, and expenses incurred at the specific direction of the Fund.

SCHEDULE 3.1
FEES

Effective: October 1, 2004 through September 30, 2007
(continued)

Cost-of-Living Adjustment (“COLA”): Beginning on October1, 2005 and each October 1st thereafter, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent as provided in the previous 12 months, the total fee for all services shall equal the fee that would be charged for the same services based on this a fee rate (as reflected in this Schedule3.1) increased by the percentage increase for the twelve-month period of such previous calendar year of the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Boston area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties. Each year, the Transfer Agent shall provide the adjusted fee amounts (COLA added) to the Funds within 30 days of implementation.

Early Termination: Notwithstanding anything contained in the Agreement or this Schedule 3.1 to the contrary, should the Funds decide to move any of the services provided by the Transfer Agent hereunder to a successor service provider prior to the expiration of the Fee Term, the Funds shall pay to the Transfer Agent the pro rata amount of the aggregate of all discounts on fees (currently, $310,000.00/year) received by the Funds which would, other than for such discounts, have been due and owed by the Funds during the affected Fee Term.

EACH OF THE FUNDS, INDIVIDUALLY			BOSTON FINANCIAL
AND NOT JOINTLY, AS INDICATED ON			INC.
THE SCHEDULE A

By:	/s/ Michael Pignataro	By:	/s/ Suresh Patel

Michael Pignataro		Suresh Patel, Vice President
Chief Financial Officer
and Treasurer